Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

H&E Equipment Services, Inc.

Baton Rouge, Louisiana

We hereby consent to the incorporation by reference in the Registration Statements on Form S-4 (333-222591), Form S-8 (No. 333-138242) and Form S-8 (333-212802) of H&E Equipment Services, Inc. and subsidiaries of our reports dated February 22, 2018, relating to the consolidated financial statements, financial statement schedule and the effectiveness of H&E Equipment Services, Inc.’s internal control over financial reporting, appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017.

/s/ BDO USA, LLP

BDO USA, LLP

Dallas, Texas

February 22, 2018